UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	February 4, 2005

Commission	Name of Registrant, State of Incorporation, Address of	IRS Employer
File Number	Principal Executive Offices and Telephone Number	Identification Number
1-9894	Alliant Energy Corporation	39-1380265
(a Wisconsin corporation)
4902 N. Biltmore Lane
Madison, Wisconsin 53718
Telephone (608) 458-3311

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Severance Agreement and Release

        On February 4, 2005, Alliant Energy Corporate Services, Inc., a wholly-owned subsidiary of Alliant Energy Corporation (“Alliant Energy”), entered into a Severance Agreement and Release (the “Agreement”) with James E. Hoffman, Alliant Energy’s Executive Vice President-Business Development. Mr. Hoffman resigned from his position effective February 4, 2005. Pursuant to the Agreement, Alliant Energy agreed to make a cash payment of $680,000 to Mr. Hoffman and provide Mr. Hoffman with up to $25,000 for outplacement services or tuition reimbursement. In addition, the Agreement provides that the restrictions will lapse on 3,868 unvested shares of restricted stock previously awarded to Mr. Hoffman. Under the Agreement, Mr. Hoffman ceased to be eligible to participate under any of Alliant Energy’s stock option, bonus, equity, incentive compensation, retirement, pension and other compensation or benefit plans upon his termination of employment, and will cease to be eligible to participate under any of Alliant Energy’s medical, dental and life insurance plans on February 28, 2005, except that he is eligible for COBRA continuation for his medical and dental plans. If Mr. Hoffman elects COBRA continuation, then Alliant Energy will pay for this coverage for up to 18 months. Mr. Hoffman retained his vested rights under qualified retirement plans and under a deferred compensation plan for key employees of Alliant Energy. Under the Agreement, Mr. Hoffman agreed to a two-year covenant not to compete and to keep information regarding Alliant Energy confidential. Pursuant to the Agreement, Mr. Hoffman provided Alliant Energy and all of its subsidiaries and affiliates a general liability release. The Agreement is subject to a seven calendar day revocation right on the part of Mr. Hoffman and, assuming no revocation, the Agreement will become effective on February 12, 2005. A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable

(c)	Exhibits. The following exhibit is being filed herewith:

(10.1)	Severance Agreement and Release dated February 4, 2005, between Alliant Energy and James E. Hoffman

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Alliant Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT ENERGY CORPORATION
By: /s/ John E. Kratchmer
Date: February 9, 2005	John E. Kratchmer
Vice President-Controller and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement and Release dated February 4, 2005, between Alliant Energy and James E. Hoffman